Exhibit 99
                                                                      ----------
                        Kansas City, Mo. -- July 14, 2003

Interstate Bakeries Corporation (NYSE - IBC), the nation's largest baker and distributor of fresh baked bread and sweet goods, today reported a loss per share of $(.10) on reduced net sales for the twelve-week fourth quarter ended May 31, 2003. Included in the quarter's reporting were restructuring charges of $3,460,000, or $.05 per share.

The Company said a reduction in branded sales volume, coupled with significant cost increases in ingredients, energy and employee-related costs, resulted in the quarter's decline in profit performance in comparison to the prior year. Further impacting fourth quarter results, the Company incurred expense of approximately $8,400,000, or $.12 per share, primarily related to a change in the Company's estimated self-insurance reserves.

For the twelve weeks ended May 31, 2003, the Company reported:

o Net sales of $818,019,000, a 1.8 percent decrease in comparison to the prior year's $832,786,000.
o Operating income of $2,433,000, compared to the previous year's $43,359,000. Impacting the current quarter operating income were restructuring charges of $3,460,000, relating to certain closures and restructurings of bakery operations and thrift stores initiated in the second and third quarters of fiscal 2003 and the $8,400,000 expense discussed above.
o Net loss of $(4,568,000) compared to the prior year's net income of $22,005,000.
o Loss per share of $(.10) (including the items discussed above) compared to the previous year's earnings of $.45 per diluted share.

For the 52 weeks ended May 31, 2003, the Company reported:

o Net sales of $3,525,780,000, a decrease of 0.2 percent compared to the prior year's $3,531,623,000.
o Operating income of $83,268,000, compared to the previous year's $147,357,000. Impacting current year-to-date operating income were other charges of $3,591,000, or $.05 per share, relating to the common stock award made on October 1, 2002 to the retiring IBC Chief Executive Officer and restructuring charges of $9,910,000, or $.14 per share, relating to certain closures and restructurings of bakeries and thrift stores. Fiscal 2002 year-to-date other charges were $25,700,000, or $.31 per share, relating to closure of a bakery and settlement of employment litigation.
o  Net income of $27,450,000, compared to the prior year's $69,789,000.

o Earnings per diluted share of $.61 (including restructuring and other charges of $.19 per share), in comparison to the previous year's $1.36 (including other charges of $.31 per share).

"We are disappointed with our results in what proved to be another difficult quarter," IBC 's Chief Executive Officer, James R. Elsesser, said. "The soft economy has been a particular problem for snack cake over recent quarters, but branded bread, too, is proving not to be immune to the soft sales environment," he said.

The Company reported sweet goods unit volume for the quarter was down 8.2 percent from last year while total bread volume fell 1.7 percent compared to a year ago. For the quarter, branded bread units were down 6.6 percent. Mr. Elsesser said that the Company is addressing the soft sales environment "with actions designed to establish sustainable base volume growth by focusing on the fundamental elements of the business: quality, service and value."

"We have great brands that are still very relevant to consumers," Mr. Elsesser said. "But in today's dynamic marketplace relevance and brand awareness are only a part of the value equation. To better understand the value equation in current market conditions, we are conducting market tests this quarter. This knowledge will be key to future volume growth. We also are strengthening the advertising support for IBC's branded bread and sweet goods. New campaigns for both Wonder bread and Hostess cake will air during this first quarter, as will a new Home Pride bread campaign supporting the introduction of Home Pride Country breads in the Midwest," he added.

Regarding cost pressures, Mr. Elsesser commented, "There was no respite from the high costs of cocoa and shortenings in the fourth quarter. Our flour costs were also significantly higher than the prior year. These higher ingredient costs, along with higher energy and employee-related costs, resulted in an increase in our cost of products sold for the quarter to 50.5 percent of net sales, up from
47.1 percent a year ago."

To confront  its  operational  issues,  the  Company  has  initiated a review of
production  capacity  and  is  eliminating  sales  activities   considered  only
marginally profitable.

"To be successful and to build a platform for sustainable profitable growth, we need to have more efficient production and distribution systems, as well as a more focused brand-building program," Mr. Elsesser said. "IBC, as announced previously, is in the midst of a major, Company-wide project internally referred to as Program SOAR, an acronym for Systems Optimization and Re-engineering. This program will help us re-engineer our business processes, become more efficient and focused, reduce the ongoing cost of production, distribution and administrative functionality, and help identify profitable growth opportunities," he added.

"In conjunction with Program SOAR, we have undertaken a comprehensive review of all aspects of our operations at two of our underperforming bakeries. This review is expected to result in an improvement in profitability at these two locations in fiscal 2004 through a concentrated emphasis on identifying efficiencies in the day-to-day production and sales work flow processes and retraining personnel in proper execution. We hope to utilize the information we glean from this effort as a roadmap to instituting more efficient processes at other locations," he added.

Looking ahead, Mr. Elsesser said, "We understand the challenges we face in making the decisions necessary to return our Company to acceptable levels of profitability. The initiatives we have undertaken, including Program SOAR, are designed to drive profound long-term change in how we perceive and operate our business and to enable us to clearly define the strategic path we must follow to maximize the long-term value of our Company."

In light of the uncertainties surrounding the timing of the beneficial effects of the Program SOAR initiative, and in view of changes in the regulatory environment regarding pro forma disclosure, the Company announced that it will not be providing an earnings per share target by quarter or for the year. The Company said that it will continue to provide information, as appropriate, on its strategic initiatives and other relevant issues affecting its business.

Interstate Bakeries Corporation is the nation's largest baker and distributor of fresh baked bread and sweet goods in the U.S., under various national brand names including Wonder, Hostess, Dolly Madison, Merita and Drake's. The Company, with 58 bread and cake bakeries located in strategic markets from coast to coast, is headquartered in Kansas City, Missouri.

For information on the Company, please contact:
Paul E. Yarick
Senior Vice President  - Finance and Treasurer
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000

For all news media queries, please contact:
------------------------------------------

Mark D. Dirkes
Senior Vice President - Corporate Marketing
(816) 502-4000

Conference Call:
Interstate Bakeries Corporation will conduct a conference call regarding the fourth quarter results on Monday, July 14, at 9 a.m. (CDT). The call is open to the general public, interested shareholders, investors and securities analysts. The call-in begins at 8:50 a.m. Contact the conference call operator at (800) 915-4836. The call will also be webcast at interstatebakeriescorp.com

If you are unable to participate in the conference call, an audiotape of the call will be available at approximately Noon (CDT) on July 14, 2003 until Midnight on July 25, 2003. You may listen to the audio tape by calling (973) 709-2089 and the Passcode I.D. is 300287.

Forward Looking Statements:
The statements in this release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements relating to advertising support and brand building; strategic initiatives, including Program SOAR; and profitability. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in Program SOAR or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the effectiveness of advertising and marketing spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; the availability of capital on acceptable terms; changes in our business strategies; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in general economic and business conditions (including in the bread and sweet goods markets); bankruptcy filings by customers; changes in consumer tastes or eating habits; further consolidation in the food retail industry; future product recalls or safety concerns; costs associated with environmental compliance and remediation; increased costs and uncertainties related to periodic renegotiation of union contracts; increased pension and medical costs; changes in our relationship with employees and the unions that represent them; actions of governmental entities, including regulatory requirements; the outcome of legal proceedings to which we are or may become a party; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. We disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended June 1, 2002 and Forms 10-Q for the quarters ended August 24, 2002, November 16, 2002 and March 8, 2003 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

                         INTERSTATE BAKERIES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                       Twelve Weeks Ended     Fifty-Two Weeks Ended
                      ----------------------  ---------------------
                           (unaudited)        (unaudited)
                       May 31,    June 01,      May 31,   June 01,
                        2003        2002         2003       2002
                      ----------  ----------  ---------- ----------
Net sales             $  818,019  $  832,786  $3,525,780 $3,531,623
                      ----------  ----------  ---------- ----------
Cost of products
 sold                    413,502     392,375   1,734,494  1,675,504
Selling, delivery
 and administrative
 expenses                376,268     375,103   1,599,340  1,587,719
Other charges              3,460          --      13,501     25,700
Depreciation and
 amortization             22,356      21,949      95,177     95,343
                      ----------  ----------  ---------- ----------
                         815,586     789,427   3,442,512  3,384,266
                      ----------  ----------  ---------- ----------
Operating income           2,433      43,359      83,268    147,357
Interest expense
 - net                    10,081       8,540      40,175     36,931
                      ----------  ----------  ---------- ----------
Income (loss) before
 income taxes             (7,648)     34,819      43,093    110,426
Income tax
 expense (benefit)        (3,080)     12,814      15,643     40,637
                      ----------  ----------  ---------- ----------
Net income (loss)     $   (4,568) $   22,005  $   27,450 $   69,789
                      ==========  ==========  ========== ==========
Earnings (loss)
 per share:
  Basic               $    (0.10) $     0.46  $     0.62 $     1.39
                      ==========  ==========  ========== ==========
  Diluted             $    (0.10) $     0.45  $     0.61 $     1.36
                      ==========  ==========  ========== ==========
Average shares
 outstanding:
  Basic                   44,805      47,828      44,599     50,091
                      ==========  ==========  ========== ==========
  Diluted                 44,805      49,173      45,185     51,299
                      ==========  ==========  ========== ==========

Fiscal 2003 other charges of $3,460,000, or $.05 per diluted share, for the fourth quarter and $9,910,000, or $.14 per diluted share, on a year-to-date basis relate to charges incurred with the closing and restructuring of several bakery, depot and thrift store locations. The year-to-date other charges also include $3,591,000, or $.05 per share, related to an October 1, 2002 common stock award to our former Chief Executive Officer.

Fiscal 2002 year-to-date other charges of $25,700,000, or $.31 per diluted share, relate to the closure of a bakery and the settlement of employment discrimination litigation.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                     (000'S)

                                         (unaudited)
                                           May 31,       June 1,
                                            2003          2002
Assets                                   ----------   ----------
  Current assets:
    Accounts receivable                  $  182,738   $  197,083
    Inventories                              79,728       80,139
    Other current assets                     87,429       67,610
                                         ----------   ----------
  Total current assets                      349,895      344,832
  Property and equipment-net                853,473      845,005
  Goodwill                                  215,346      215,346
  Intangibles and other assets              226,977      197,759
                                         ----------   ----------
                                         $1,645,691   $1,602,942
                                         ==========   ==========

Liabilities and Stockholders' Equity
  Current liabilities:
    Long-term debt payable within
     one year                            $   56,259   $   39,500
    Accounts payable                        117,701      126,348
    Accrued expenses                        251,621      220,541
                                         ----------   ----------
  Total current liabilities                 425,581      386,389
  Long-term debt                            528,771      581,438
  Other long-term liabilities               225,103      186,746
  Deferred income taxes                     140,479      147,139
  Stockholders' equity                      325,757      301,230
                                          ---------   ----------
                                         $1,645,691   $1,602,942
                                         ==========   ==========